Exhibit 10.56

AMENDMENT TO PROMISSORY NOTE

         This Amendment to Promissory Note dated this 8th day of October, 2002, by and between Eastern Livestock Co., LLC (“Eastern”) and eMerge Interactive, Inc. (“eMerge”), and Thomas P. Gibson, (“Guarantor,”), based upon the following recitals:

         A.     The parties executed an Asset Purchase Agreement (“Agreement”) on July 1, 2002 wherein eMerge sold certain assets to Eastern.

         B.     The Agreement provided for, among other things, Eastern to repay a certain $3,200,000 Promissory Note dated October 16, 2001, which was personally guaranteed by Thomas P. Gibson by way of a Guaranty Agreement of even date therewith (the “Guaranty”).

         C.     Eastern has failed to pay the Promissory Note according to the terms and conditions stated therein.

         D.     The parties agree that it is not in their best interest at this time to commence litigation concerning the Promissory Note, and agree to temporarily forbear asserting claims against each other based on the following terms and conditions:

                    1.     The parties agree that for the purposes of this Amendment, the amount due under the Promissory Note is $3,200,000, plus accrued interest. Eastern shall pay said amount causing the same to be delivered to eMerge pursuant to the following schedule:

(a) The sum of $500,000.00 to be paid on or before October 8, 2002.

(b) The sum of $500,000.00 to be paid on or before December 2, 2002.

(c) The balance of $2,200,000.00 plus accrued interest to be paid on or before December 31, 2002.

                    2.     The parties further agree that Guarantor will deliver or cause to be delivered to eMerge within three days after the date of this Agreement a Deed of Trust, Assignment of Leases and Rents and Security Agreement (the “Deed of Trust”) duly executed by Crow Hollow, L.L.C., creating a mortgage on the real property owned by Crow Hollow, L.L.C. located in Donley County, Texas and granting a security interest in the collateral as described in the Deed of Trust and duly executed financing statements, in form and substance satisfactory to eMerge, covering the collateral described in the Deed of Trust.

                    3.     Eastern and Guarantor agree that failure to comply with any agreement specified herein shall be an event of default under the Promissory Note, Guaranty Agreement, and Deed of Trust.

                    4.     So long as the payments described herein are timely made in accordance with the terms and conditions contained in the Promissory Note and this Amendment, the parties shall not institute any claim, litigation, demand or cause of action of any type based on the Promissory Note, the Agreement, the Guaranty or the Deed of Trust, nor shall they permit or allow an assignment of any such claims.

                    5.     All other terms or conditions of the Agreement, Promissory Note and Guaranty shall remain in full force and effect, and except as set expressly set forth herein no party by execution of this Amendment waives any rights under such agreements.

Eastern Livestock Co., LLC
By:	/s/ THOMAS P. GIBSON	/s/ THOMAS P. GIBSON

Thomas P. Gibson, Guarantor

eMerge Interactive, Inc.
By:	/s/ JURIS PAGRABS

EVP, CFO